Exhibit 4.4



                             TOTAL CONTAINMENT, INC.

                         FORM OF SERIES C FLOATING RATE

                                 PREFERRED STOCK

                  THIS CERTIFIES that Canam Steel Corporation is the registered holder of ________ Shares of Series C Floating Rate Preferred Stock transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

                  IN WITNESS WHEREOF, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this _____ day of ____________, A.D., _____.

/s/ Secretary                                                 /s/ President


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                 AMENDED AND RESTATED STATEMENT WITH RESPECT TO
                      SHARES-DOMESTIC BUSINESS CORPORATION
                                  DSCB:15-1522

                  In compliance with the requirements of 54 Pa. C.S. 1522(b) (relating to statement with respect to shares), the undersigned corporation, desiring to state the designation and voting rights, preferences, limitations, and special rights, if any, of a class or series of its shares, hereby states that:

1.       The name of the corporation is:  TOTAL CONTAINMENT, INC.

2. The resolution amending the Articles under 15 Pa. C.S. 1522(b) is set forth in full in Attachment A appended hereto and made a part hereof.

3.       The aggregate number of shares of such class or series is 80 shares.

4.       The date of adoption of such resolution was August 9, 2000.

5. The resolution shall be effective upon the filing of this statement with respect to shares in the Department of State.

                  IN TESTIMONY WHEREOF, the undersigned corporation has caused this statement to be signed by a duly authorized officer thereof this 10th day of November, 2000.

                                    TOTAL CONTAINMENT, INC.

                                    By  /s/ John R. Wright, Jr.
                                      -----------------------------------------
                                        John R. Wright, Jr.
                                        President and Chief Operating Officer

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                                                                Attachment A

                             TOTAL CONTAINMENT, INC.
                           Resolutions with Respect to
                     Series C Floating Rate Preferred Stock
                           of Total Containment, Inc.

         RESOLVED, that pursuant to authority vested in the Board of Directors by Article SIXTH of the Articles of Incorporation, this Board of Directors hereby authorizes the issuance of a series of Preferred Stock of Total Containment, Inc. (the "Corporation") and hereby fixes the designation and the terms and conditions and relative rights and preferences thereof, in addition to those set forth in the Articles of Incorporation, as follows:

         1. Designation of Series. The distinctive designation of this series of Preferred Stock shall be as follows: "Series C Floating Rate Preferred Stock." The Series C Floating Rate Preferred Stock does not have par value. Each share of the Series C Floating Rate Preferred Stock shall be identical in all respects with the other shares of Series C Floating Rate Preferred Stock.

         2. Number of Shares. The number of authorized shares of Series C Floating Rate Preferred Stock shall initially be eighty (80). Shares of the Series C Floating Rate Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation may be reissued and the foregoing number of authorized shares shall not be reduced by the number of shares of the Series C Floating Rate Preferred Stock which are redeemed, purchased or otherwise acquired by the Corporation.

         3. Stated Value. Each share of Series C Floating Rate Preferred Stock shall have a "Stated Value" of Fifty Thousand Dollars ($50,000) per share.

         4.       Dividends.
                  ---------

                  (a) The holders of shares of Series C Floating Rate Preferred Stock shall be entitled to receive, as and if declared by the Board of Directors of the Corporation, out of any funds legally available for the purpose, dividends which accrue under this Paragraph 4, which shall be paid quarterly in arrears, on the fifteenth day of each of April, July, October, and January, with respect to the preceding calendar quarter (such day known as the "Required Dividend Payment Date").

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                  (b)      The shares of Series C Floating Rate Preferred Stock
shall accrue dividends upon the Stated Value of such shares during each calendar quarter at a rate equal to the "Reference Rate" (as hereinafter defined) as in effect on the first day of the second month of each calendar quarter, plus three and one-half percent (3.50%), but in no event shall the dividend rate be less than twelve percent (12.00%). However, if from time to time any accrued dividends have not been timely paid in accordance with this Paragraph 4 and are in arrears, then the shares of Series C Floating Rate Preferred Stock shall accrue dividends upon the Stated Value of such shares at the "Arrearage Rate" (as hereinafter defined) as in effect on the first day of each calendar quarter, provided, that the Arrearage Rate shall apply from the date from which dividends become in arrears until all dividends then due and owing have been paid. Accrued dividends shall be calculated and paid upon the basis of a 360 day year and equal calendar quarters of 90 days each.

                  (c) Unpaid dividends shall cumulate. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears.

                  (d) No cash dividend or other cash distribution shall be declared or paid on shares of common stock or on other stock of the Corporation ranking junior to the Series C Floating Rate Preferred Stock in the payment of dividends unless and until all accrued and unpaid Series C Floating Rate Preferred Stock dividends have been concurrently declared and concurrently paid.

         5. Reference Rate, etc. The "Reference Rate" shall be the "prime rate" as defined by and reported in the money rates section of The Wall Street Journal (being defined, on the date hereof, as the base rate on corporate loans posted by at least 75% of the 30 largest banks in the United States), as such may change from time to time. The "Arrearage Rate" shall be equal to the Reference Rate as in effect on the relevant date plus one-half of one percent (0.50%).

         6.       Liquidation Rights.
                  ------------------

                  (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series C Floating Rate Preferred Stock shall be entitled to receive, before any payment in regard to or distribution of the assets of the Corporation shall be made to or set apart for any class or classes of common stock or other stock of the Corporation ranking junior to the Series C Floating Rate Preferred Stock in the distribution of liquidation proceeds, an amount equal to the Stated Value per share, plus an amount equal to all dividends accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall be entitled to no further payments whatsoever. The Series C Floating Rate Preferred Stock shall be of equal priority with all shares of the Corporation's Series A Floating Rate Preferred Stock and Series B Floating Rate Preferred Stock.

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                  (b)      None of the following shall be considered a
liquidation, dissolution or winding up of the Corporation within the meaning of this Paragraph 6:

                           (i)      a consolidation or merger of the Corporation
with or into any other corporation;

                           (ii)     a merger of any other corporation into the
Corporation;

                           (iii)    a reorganization of the Corporation;

                           (iv)     the purchase or redemption of all or part of
the outstanding shares of any class or series of the Corporation;

                           (v)      a sale or transfer of all or any part of the
assets of the Corporation;

                           (vi)     a share exchange to which the Corporation is
a party; or

                           (vii)    a division of the Corporation.

         7. No Conversion. The holders of Series C Floating Rate Preferred Stock shall not have the right to convert such stock into any other shares, whether common stock or other stock ranking senior or junior to the Series C Floating Rate Preferred Stock.

         8.       Redemption.
                  ----------

                  (a) Right to Redeem. Subject to the limitations set forth in this Paragraph 8(a), the Corporation may in its sole and absolute discretion at any time and from time to time redeem some or all outstanding shares of Series C Floating Rate Preferred Stock at a redemption price equal to the Stated Value per share plus any accrued and unpaid dividends thereon to the redemption date. Redemption shall be made following notice given as hereinafter specified. The redemption price shall be payable in cash. The Corporation may effect a redemption of some or all outstanding shares of Series C Floating Rate Preferred Stock only if:

                           (i)      such redemption shall have been approved by
the affirmative vote of at least a majority of the members of the audit committee of the Corporation's Board of Directors who (i) are not employees or officers of the Corporation, (ii) are independent of the holders of Series C Floating Rate Preferred Stock and, (iii) who have no financial or beneficial interest in the Series C Floating Rate Preferred Stock or in the redemption thereof; and

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                           (ii)     Such redemption shall have been evidenced by
a resolution, certified as true and correct by the appropriate officer of the Corporation.

                  (b) Notice. Notice of every redemption of shares of Series C Floating Rate Preferred Stock shall be mailed by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses as they shall appear on the books of the Corporation. Such mailing shall be at least 5 days prior to the redemption date; but failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceeding for the redemption of any shares to be redeemed. The notice of redemption shall state: (i) the redemption date ("Redemption Date") determined by the Board of Directors of the Corporation in compliance with subparagraph (a); (ii) the amount of accrued and unpaid dividends on each share and the amount of the redemption price; (iii) that on the Redemption Date the redemption price plus the amount of accrued but unpaid dividends will become due and payable upon each share as of the close of business on the business day prior to such Redemption Date; and (iv) the place or places where certificates representing the shares to be redeemed are to be surrendered for payment of the redemption price.

                  (c) Deposit of Funds. If notice of redemption shall have been duly given, and if on or before the Redemption Date specified therein the Corporation shall have deposited the funds necessary for such redemption with a Qualified Institution (as defined below) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificates for shares so called for redemption shall not have been surrendered for cancellation, from and after the Redemption Date, all shares so called for redemption shall no longer be deemed to be outstanding and all other rights with respect to such shares shall forthwith cease and terminate, except only the right of the holders thereof to receive from such Qualified Institution at any time after the Redemption Date the funds so deposited. Any interest accrued on such funds and not necessary to pay for shares redeemed shall be paid to the Corporation from time to time. Any funds so set aside or deposited, as the case may be, and unclaimed at the end of two years from the applicable Redemption Date shall, to the extent permitted by law, shall be released or repaid to the Corporation, after which repayment the holders of the shares so called for redemption shall look only to the Corporation for payment thereof. "Qualified Institution" means a bank or trust Corporation organized and in good standing under the laws of the United States of America or of the State of Pennsylvania, shall be doing business in Pennsylvania, shall have capital, surplus and undivided profits aggregating at least $25,000,000 according to its last published statement of condition, and shall be identified in the notice of redemption.

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                  (d)      Certain Amendments Prohibited. The provisions of
Paragraph 8(a) hereof shall not be amended or superseded, unless such amendment shall have been approved by the affirmative vote of at least a majority of the members of the audit committee of the Corporation's Board of Directors who (i) are not employees or officers of the Corporation, (ii) are independent of the holders of Series C Floating Rate Preferred Stock, and (iii) have no financial or beneficial interest in the Series C Floating Rate Preferred Stock or in the redemption thereof. The provisions of Paragraph 8(d) hereof, which specify the manner in which Paragraph 8(a) hereof shall be amended, constitute a covenant between the Corporation, the holders of the Corporation's common stock, and the holders of the Series C Floating Rate Preferred Stock.

         9. Voting. The shares of Series C Floating Rate Preferred Stock shall have no voting rights whatsoever.



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